UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2006

RACKABLE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1933 Milmont Drive

Milpitas, CA 95035

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 240-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 11, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Rackable Systems, Inc. (the “Company”), amended the cash compensation arrangement applicable to its non-employee directors. The amended cash compensation arrangement is to become effective on October 1, 2006, as follows:

	Effective October 1, 2006	Prior to Change
Annual Retainer for Board Members:	$35,000	$35,000

Annual Retainer for Committee Positions:

Audit Committee Chairperson:	$15,000	$10,000
Other Audit Committee members:	$2,500	$2,500

Compensation Committee Chairperson:	$5,000	$5,000
Other Compensation Committee members:	$2,500	$2,500

Nominating Committee Chairperson:	$5,000	$5,000
Other Nominating Committee members:	$2,500	$2,500

Annual Retainer for Non-Employee Chairman of the Board:	$20,000	$10,000

All retainer payments will be paid quarterly in arrears, pro-rated for any partial quarters served.

In addition to the changes in the cash compensation arrangement applicable to non-employee directors, the Committee approved an equity arrangement under which additional grants of stock options would be made to non-employee directors as follows:

•	each non-employee director who is appointed as a member of the Board of Directors after August 11, 2006 would be granted an option to purchase 18,667 shares of common stock, effective upon the date of such appointment. One Forty-Eighth (1/48) of such shares would vest for each full month of Board service following the grant date; and

•	upon the date of each Annual Meeting of Stockholders of the Company held after 2006 (“Annual Meeting Date”), each non-employee director serving as a member of the Board of Directors immediately following such meeting shall be granted an option to purchase 7,167 shares of common stock; provided, that, in 2007, such grants would be made on the later of the Annual Meeting Date and June 11, 2007. One-Twelfth (1/12) of such shares would vest for each full month of Board service following the grate date.

Such options would be granted out of the Company’s 2005 Equity Incentive Plan and will be granted in addition to any automatic grants provided for under the Company’s 2005 Non-Employee Directors’ Stock Option Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RACKABLE SYSTEMS, INC.

Dated: August 15, 2006	By:	/s/ William Garvey
William Garvey
Secretary